Exhibit 99.3

Cephalon Announces Exercise of $65 Million Over-allotment Option on 2.50% Convertible Senior Subordinated Notes

For Immediate Release

FRAZER, Pa., — May 22, 2009 — Cephalon, Inc. (Nasdaq: CEPH) announced today that the underwriters of its previously announced offering of $435 million in aggregate principal amount of 2.50% convertible senior subordinated notes due 2014 have exercised in full their over-allotment option to purchase $65 million of additional notes, bringing the total amount of the notes to be issued to $500 million. Completion of the notes offering, including the additional notes, is subject to customary closing conditions, and is expected to close on May 27, 2009.

Subject to certain conditions, the additional notes are convertible prior to maturity into cash and shares, if any, of the company’s common stock at an initial conversion price of $69.00 per share of common stock (equivalent to a conversion rate of approximately 14.4928 shares per $1,000 principal amount of notes). As previously disclosed, Cephalon will use a portion of the net proceeds of the offering to pay the net cost of the convertible note hedge and warrant transactions that Cephalon entered into in connection with offering of the notes.  As the underwriters have exercised their option to purchase additional notes, Cephalon expects to increase the number of shares of common stock underlying the convertible note hedge and warrant transactions on a pro rata basis, and Cephalon expects to use a portion of the net proceeds from the sale of the additional notes to pay the net cost of such increase.  Holders of the notes will not have any rights with respect to the convertible note hedge or the warrant transaction. The notes will be subordinate to existing and future senior indebtedness, equal to existing and future senior subordinated indebtedness and senior in right of payment to existing and future subordinated indebtedness of Cephalon.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key business units are located in England,

Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), NUVIGIL® (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally.  Full prescribing information on U.S. products is available by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Source: Cephalon, Inc.

Contacts:

United States
Media:	Investor Relations:
Sheryl Williams	Chip Merritt

+1 610-738-6493 (office)	+1 610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

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